Sun Life (N.Y.)               Sun Life Insurance and Annuity Company of New York

Home Office:                                 Annuity Service Mailing Address:
80 Broad Street, 25th Floor                  80 Broad Street, 25th Floor
New York, New York 10004-2209                New York, New York 10004-2209

      Sun Life Insurance and Annuity Company of New York (the "Company") will pay an annuity to the Annuitant if then living, commencing on the Annuity Commencement Date, by applying the adjusted value of the Accumulation Account of the Contract in accordance with the Settlement Provisions. If the Annuitant dies while the Contract is in effect and before the Annuity Commencement Date, the Company will pay a death benefit to the Beneficiary upon receipt of due proof of death of the Annuitant. Under certain circumstances, if the Owner dies prior to the Annuitant and before the Annuity Commencement Date, a distribution is required by law.

      All payments will be made to the persons and in the manner set forth in this Contract. Provisions and endorsements printed or written by the Company on the following pages form part of the Contract.

      Signed by the Company at its Home Office, New York, New York on the Issue Date.


/s/ Donald A. Stewart                           /s/ Margaret Sears Mead

    Donald A. Stewart                               Margaret Sears Mead
    President                                       Secretary


    Flexible Payment Deferred Combination Variable and Fixed Annuity Contract
                       Sun Life (N.Y.) Variable Account B
                                Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

USE OF CONTRACT. This contract is available for personal retirement plans some of which may qualify for special tax treatment under Internal Revenue Code Sections 401, 403, or 408.

RIGHT TO RETURN CONTRACT. Please read this Contract. If not satisfied with it, the Owner may, within 10 days after its receipt, return it by delivering or mailing it to the Annuity Service Mailing Address indicated above. Immediately upon receipt of the Contract by the Company, the Contract will be deemed void as though it had never been applied for, and the value of the Contract's Accumulation Account at the end of the Valuation Period during which the Contract is delivered or mailed to the Annuity Service Mailing Address indicated above will be refunded to the Owner.

The smallest annual rate of investment return which would have to be earned on the assets of the Variable Account so that the dollar amount of variable annuity payments will not decrease is 4.0%. Explicit charges against the assets of the Variable Account are a mortality risk charge and an expense risk charge which are assessed at an effective annual rate of 0.80% and 0.45%, respectively, and deducted from the Variable Account at the end of each Valuation Period. In addition, during the first seven (7) Contract Years, a distribution expense charge will be deducted from the Variable Account at the end of each Valuation Period at an effective annual rate of 0.15%.

IMPORTANT NOTICE

It is not necessary to employ any person to collect any payment or benefit provided by this Contract. When you require help or advice, write directly to the Company at its Annuity Service Mailing Address. This Contract contains many benefits. In your own best interest you should consult the Company if anyone advises you to surrender this Contract or to replace it with a new contract.

NYVA87-MFS(REV)

                               TABLE OF CONTENTS

                                                                            Page

Specifications Page
--------------------------------------------------------------------------------
Application
--------------------------------------------------------------------------------
Definitions                                                                    5
--------------------------------------------------------------------------------
Fixed and Variable Accounts                                                    6
   Fixed Account                                                               6
   Variable Account and Sub-Accounts                                           6
   Ownership of Assets                                                         7
   Investments of the Sub-Accounts                                             7
   Substitution                                                                7
--------------------------------------------------------------------------------
Purchase Payments                                                              8
   Payments                                                                    8
   Amount                                                                      8
   Contract Continuation                                                       8
   Net Purchase Payments and Their Allocation                                  8
--------------------------------------------------------------------------------
Contract Values During Accumulation Period                                     8
   Accumulation Account                                                        8
   Crediting Variable Accumulation Units                                       8
   Variable Accumulation Unit Value                                            9
   Variable Accumulation Value                                                 9
   Net Investment Factor                                                       9
   Crediting Fixed Accumulation Units                                         10
   Fixed Accumulation Unit Value                                              10
   Fixed Accumulation Value                                                   10
   Transfer Privilege (Conversion of Accumulation Units)                      11
   Contract Maintenance Charge                                                11
--------------------------------------------------------------------------------
Cash Withdrawals and Withdrawal Charges                                       11
   Cash Withdrawals                                                           11
   Withdrawal Charges                                                         12
--------------------------------------------------------------------------------
Death Benefit                                                                 13
   Death Benefit Provided by the Contract                                     13
   Election and Effective Date of Election                                    13
   Payment of Death Benefit                                                   14
   Amount of Death Benefit                                                    14
--------------------------------------------------------------------------------
Settlement Provisions                                                         15
   General                                                                    15
   Election and Effective Date of Election                                    15
   Determination of Amount                                                    15
   Effect of Annuity Commencement Date on Accumulation Account                15
   Annuity Commencement Date                                                  16
   Fixed Annuity Payments                                                     16
   Variable Annuity Payments                                                  16
   Annuity Unit Value                                                         16
   Exchange of Variable Annuity Units                                         17
   Contract Maintenance Charge                                                17
   Description of Annuity Options                                             17
   Amounts Payable on Death of Payee                                          18
   Annuity Payment Rates                                                      18

                                                                            Page

Ownership Provisions                                                          20
   Owner                                                                      20
   Change of Ownership                                                        20
   Death of Owner                                                             20
   Voting of Series Fund Shares                                               21
   Periodic Reports                                                           21
--------------------------------------------------------------------------------
Beneficiary Provision                                                         22
   Designation and Change of Beneficiary                                      22
--------------------------------------------------------------------------------
General Provisions                                                            22
   Age and Sex Misstatement                                                   22
   Contract                                                                   22
   Currency                                                                   22
   Determination of Values                                                    22
   Governing Law                                                              22
   Guarantees                                                                 23
   Incontestability                                                           23
   Modification                                                               23
   Nonparticipating                                                           23
   Payments and Values                                                        23
   Payments by the Company                                                    23
   Proof of Age                                                               23
   Proof of Survival                                                          23
   Splitting Units                                                            23
--------------------------------------------------------------------------------
Qualfied Plan Provisions

                                  DEFINITIONS

ACCUMULATION ACCOUNT: An account established for the Contract to which Net Purchase Payments are credited in the form of Accumulation Units.

ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Annuitant.

ACCUMULATION UNIT: A unit of measure used in the calculation of the value of the Accumulation Account. There are two types of Accumulation Units: Variable Accumulation Units and Fixed Accumulation Units.

ANNUITANT: The person or persons named in the Application and on whose life the first annuity payment is to be made. If more than one person is so named, all provisions of the Contract which are based on the death of the "Annuitant" will be based on the date of death of the last survivor of the persons so named. By example, the death benefit of the Contract will become due only upon the death, prior to the Annuity Commencement Date, of the last survivor of the persons so named. Collectively, these persons are referred to in this Contract as "Annuitants." Each Annuitant is as specified in the Application, unless changed.

ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment is to be made. It is the date specified in the Application, unless changed.

ANNUITY OPTION: The method for making annuity payments. The Annuity Option is specified in the Application, unless changed.

ANNUITY UNIT: A unit of measure used in the calculation of the amount of the second and each subsequent variable annuity payment from the Variable Account.

BENEFICIARY: The person who has the right to the death benefit set forth in the Contract. The Beneficiary is specified in the Application, unless changed.

CONTRACT YEARS AND CONTRACT ANNIVERSARIES: The first Contract Year shall be the period of twelve (12) months plus a part of a month as measured from the Issue Date to the first day of the calendar month which follows the calendar month of issue. All Contract Years and Anniversaries thereafter shall be twelve (12) month periods based upon such first day of the calendar month which follows the calendar month of issue. If, by example, the Issue Date of this Contract is in March, the first Contract Year will be determined from the Issue Date but will end on the last day of March in the following year; all other Contract Years and all Contract Anniversaries will be measured from April 1.

DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to the Company.

FIXED ACCOUNT: The Fixed Account consists of all assets of the Company other than those allocated to a separate account of the Company.

FIXED ANNUITY: An annuity with payments which do not vary as to dollar amount.

INITIAL ANNUAL INTEREST RATE PERCENTAGE: The annual rate of increase, during the first Contract Year, of Fixed Accumulation Unit Values.

ISSUE DATE: The date on which the Contract becomes effective.

NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403, or 408 of the Internal Revenue Code. Such Contract must be owned by a natural person or by a trust or other entity as agent for a natural person in order for the Contract to receive favorable income tax treatment as an Annuity.

OWNER: The person, persons or entity entitled to the ownership rights stated in the Contract and in whose name or names the Contract is issued. The Owner is specified in the Application, unless changed.

PAYEE: The recipient of annuity payments under the Contract. The term includes an Annuitant or a Beneficiary who becomes entitled to benefits upon the death of the Annuitant.

PURCHASE PAYMENT (PAYMENT): An amount paid to the Company by the Owner or on the Owner's behalf as consideration for the benefits provided by the Contract.

QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which receives favorable federal income tax treatment under Sections 401, 403, or 408 of the Internal Revenue Code.

SERIES FUND: MFS/Sun Life Series Trust.

SEVEN YEAR ANNIVERSARY: The seventh (7th) Contract Anniversary and each succeeding Contract Anniversary occurring at any seven (7) year interval thereafter, for example, the fourteenth (14), twenty-first (21st) and twenty-eighth (28th) Contract Anniversaries.

SUB-ACCOUNT: That portion of the Variable Account which invests in shares of a particular series or sub-series of the Series Fund.

SUCCESSOR BENEFICIARY: The person or persons named to become the Beneficiary if the Beneficiary is not alive. The Successor Beneficiary is specified in the Application, unless changed.

VALUATION PERIOD: The period of time from one determination of Accumulation Unit and Annuity Unit values to the next subsequent determination of these values. Such determination shall be made as of the close of the New York Stock Exchange on each day the Exchange is open for trading and on such other days on which there is a sufficient degree of trading in the portfolio securities of the Variable Account so that the values of the Variable Accumulation Units and Annuity Units might be materially affected.

VARIABLE ACCOUNT: A separate account of the Company described in this Contract consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

VARIABLE ANNUITY: An annuity with payments which vary as to dollar amounts in relation to the investment performance of specified Sub-Accounts of the Variable Account.

                          FIXED AND VARIABLE ACCOUNTS

Fixed Account

      The Fixed Account consists of all assets of the Company other than those allocated to any separate account of the Company.

Variable Account and Sub Accounts

      The Variable Account to which the variable accumulation values and variable annuity payments, if any, under this Contract relate is entitled "Sun Life (N.Y.) Variable Account B". It was established on December 3, 1984 pursuant to a resolution of its Board of Directors and is registered as a unit investment trust under the Investment Company Act of 1940. That portion of the assets of the Variable Account equal to the reserves and other contract liabilities shall not be chargeable with liabilities arising out of any other business the Company may conduct.

      The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in shares of a designated mutual fund portfolio of the Series Fund. The values of the Variable Accumulation units and the Annuity Units described in this Contract reflect the investment performance of the Sub-Accounts.

      At the Company's election and subject to the prior approval of the Superintendent of Insurance of the State of New York and to any necessary vote by persons having the right to give instructions with respect to the voting of Series Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, the Company, subject to the prior approval of the Superintendent of Insurance of the State of New York, may make appropriate endorsement in this and other contracts providing benefits which vary in accordance with the investment performance of the Sub-Accounts to reflect the change and take such other action as may be necessary and appropriate to effect the change.

Ownership of Assets

      The Company shall have exclusive and absolute ownership and control of its assets, including all assets of the Sub-Accounts.

Investments of the Sub-Accounts

      All amounts allocated to a Sub-Account will be used to purchase Series Fund shares as specified on the Application or as subsequently changed, at the net asset value next computed following receipt by the Company of the Purchase Payment to which the particular amount allocated is attributable. The Series Fund shares available on the Issue Date are shown on the Contract Specifications Page; more series may be subsequently added to the Series Fund. The Series Fund is an open-end investment company or "mutual fund" registered under the Investment Company Act of 1940. Any and all distributions made by the Series Fund with respect to the Series Fund shares held by a Sub-Account will be reinvested to purchase additional shares of the Series Fund at net asset value. Deductions from the Sub-Accounts will, in effect, be made by redeeming a number of Series Fund shares at net asset value equal in total value to the amount to be deducted. The Sub-Accounts will be fully invested in Series Fund shares at all times.

Substitution

      Shares of the series corresponding to a particular portfolio of securities held by the Series Fund may not always be available for purchase by the Sub-Accounts or the Company may decide that further investment in any such shares is no longer appropriate in view of the purposes of the Variable Account. In either event, shares of another registered open-end investment company may be substituted both for Series Fund shares already purchased by the Sub-Account and/or as the security to be purchased in the future, provided that any such substitution has been approved by the Securities and Exchange Commission and the Superintendent of Insurance of the State of New York. In the event of any substitution pursuant to this provision, the Company may make appropriate endorsement in this and other contracts providing benefits which vary in accordance with the investment performance of the Sub-Accounts to reflect the substitution.

                               PURCHASE PAYMENTS

Payments

      All Purchase Payments are to be paid to the Company at its Annuity Service Mailing Address. Unless the Owner has surrendered the Contract, Purchase Payments may be made at any time during the life of the Annuitant and before the Annuity Commencement Date.

Amount

      The Initial Purchase Payment is shown on the Contract Specifications Page. Subsequent Payments may vary. Each Purchase Payment must be at least $25. The Company will not accept Purchase Payments which, on an annualized basis, are less than $300 for the first Contract Year. In addition, the prior approval of the Company is required before the Company will accept a Purchase Payment which would cause the value of the Accumulation Account to exceed $1,000,000; if the value of an Accumulation Account exceeds $1,000,000, no additional Purchase Payments will be accepted without the prior approval of the Company.

Contract Continuation

      The Contract shall automatically be continued in full force during the lifetime of the Annuitant until the Annuity Commencement Date or until it is surrendered. The Contract will not be in default, even if no additional Purchase Payments are made.

Net Purchase Payments and Their Allocation

      The Net Purchase Payment is that portion of a Purchase Payment which remains after deduction of any applicable premium or similar tax. Each Net Purchase Payment will be allocated, upon receipt by the Company at its Annuity Service Mailing Address, either to Sub-Accounts or to the Fixed Account or to both Sub-Accounts and the Fixed Account in accordance with the allocation factors specified in the Application or as subsequently changed.

      The allocation factors for Net Purchase Payments between the Fixed Account and the Variable Account and among the Sub-Acounts of the Variable Account may be changed by the Owner at any time by giving written notice of the change to the Company at its Annuity Service Mailing Address. Any change will take effect with the first Purchase Payment received with or after the receipt of the notice of the change by the Company and will continue in effect until subsequently changed.

                   CONTRACT VALUES DURING ACCUMULATION PERIOD

Accumulation Account

      The Company will establish an Accumulation Account for this Contract and will maintain the Accumulation Account during the Accumulation Period. The Accumulation Account Value for any Valuation Period is equal to the Variable Accumulation Value, if any, plus the Fixed Accumulation Value, if any, for that Valuation Period.

Crediting Variable Accumulation Units

      Upon receipt of a Purchase Payment by the Company at its Annuity Service Mailing Address, all or that portion, if any, of the Net Purchase Payment which is allocated to Sub-

Accounts will be credited to the Accumulation Account in the form of Variable Accumulation Units. The number of particular Variable Accumulation Units to be credited is determined by dividing the dollar amount allocated to the particular Sub-Account by the Variable Accumulation Unit Value for the particular Sub-Account for the Valuation Period during which the Purchase Payment is received by the Company at its Annuity Service Mailing Address.

Variable Accumulation Unit Value

      The Variable Accumulation Unit Value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Variable Accumulation Unit Value for any subsequent Valuation Period is determined by methodology which is the mathematical equivalent of multiplying the Variable Accumulation Unit Value for the immediately preceding Valuation Period by the appropriate Net Investment Factor for such subsequent Valuation Period. The Variable Accumulation Unit Value for each Sub-Account for any Valuation Period is the value determined as of the end of the particular Valuation Period and may increase, decrease or remain constant from Valuation Period to Valuation Period.

Variable Accumulation Value

      The Variable Accumulation Value of the Contract, if any, for any Valuation Period is equal to the sum of the Variable Accumulation Values of each Sub-Account credited to the Accumulation Account for such Valuation Period. The Variable Accumulation Value of each Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited to each Sub-Account by the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.

Net Investment Factor

      The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one; therefore the value of a Variable Accumulation Unit may increase, decrease or remain the same.

      The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

a)    is the net result of:

      1) the net asset value of a Series Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

      2) the per share amount of any dividend or other distribution declared on the Series Fund shares held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

      3) a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account;

b) is the net asset value of a Series Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period; and

c) is the risk charge factor determined by the Company for the Valuation Period to reflect the charge for assuming the mortality and expense risks and any distribution expense risk.

      The risk charge factor for any Valuation Period is equal to the daily risk charge factor multiplied by the number of 24 hour periods in the Valuation Period. The daily risk charge factor will be determined by the Company annually, but in no event may it exceed the Maximum Daily Risk Charge Factor specified on the Contract Specifications Page.

Crediting Fixed Accumulation Units

      Upon receipt of a Purchase Payment by the Company at its Annuity Service Mailing Address, all or that portion, if any, of the Net Purchase Payment which is allocated to the Fixed Account will be credited to the Accumulation Account in the form of Fixed Accumulation Units. The number of Fixed Accumulation Units to be credited is determined by dividing the dollar amount allocated to the Fixed Account by the Fixed Accumulation Unit Value for the Contract for the Valuation Period during which the Purchase Payment is received by the Company at its Annuity Service Mailing Address.

Fixed Accumulation Unit Value

      A Fixed Accumulation Unit Value is established at $10.00 for the first Valuation Period of the calendar month in which the Issue Date occurs, and will increase for each successive Valuation Period as interest is accrued. All contracts whose Issue Dates occur in the same calendar month and which are issued at a particular rate of interest, as specified in advance by the Company from time to time, will use the same series of Fixed Accumulation Unit Values throughout their first Contract Year.

      At the first Contract Anniversary, the Fixed Accumulation Units credited to the Accumulation Account will be exchanged for a second type of Fixed Accumulation Unit with an equal aggregate value. The value of this second type of Fixed Accumulation Unit will increase for each Valuation Period during each Contract Year as interest is accrued at a rate which shall have been determined by the Company prior to the first day of each Contract Year.

      The rate at which interest accrues to the Fixed Accumulation Value of the Contract will be determined by the Company, at its discretion, before the beginning of each Contract Year; however, this rate will not be less than 3% per annum compounded annually. Once set, the rate applicable to the Contract may not be changed by the Company for the balance of the Contract year. Additional Payments made during the Contract Year will be credited with interest for the balance of the Contract Year at the rate applicable at the beginning of that Contract Year. The Fixed Accumulation Unit Value for the Contract for any Valuation Period is the value determined as of the end of such period.

      If on any Contract Anniversary the rate at which the Company credits interest to amounts allocated to the Fixed Account under the Contract is less than 80% of the average discount rate on 52-week United States Treasury bills for the most recent auction prior to the Contract Anniversary on which the declared interest rate becomes applicable, then during the forty-five (45) day period after the Contract Anniversary the Owner may elect to receive the Fixed Accumulation Value of the Contract without assessment of a withdrawal charge by filing a written request with the Company at its Annuity Service Mailing Address.

Fixed Accumulation Value

      The Fixed Accumulation Value of the Contract, if any, for any Valuation Period is equal to the value of the Fixed Accumulation Units credited to the Accumulation Account for such Valuation Period. The Fixed Accumulation Value is determined by multiplying the number of Fixed Accumulation Units, if any, credited to the Accumulation Account by the Fixed Accumulation Unit Value for such Valuation Period.

Transfer Privilege (Conversion of Accumulation Units)

      During the Accumulation Period the Owner may, upon written request received by the Company at its Annuity Service Mailing Address, convert the value of a designated number of Fixed Accumulation Units then credited to the Accumulation Account into Variable Accumulation Units of particular Sub-Accounts having an equal aggregate value, or convert the value of a designated number of Variable Accumulation Units then credited to the Accumulation Account into other Variable Accumulation Units and/or Fixed Accumulation Units having an equal aggregate value. These conversions shall, however, be subject to the following conditions: (1) conversions involving Fixed Accumulation Units may be made only during the forty-five (45) day period before and the forty-five (45) day period after each Contract Anniversary; (2) not more than twelve (12) conversions may be made in any Contract Year; and (3) the value of Accumulation Units converted may not be less than $1,000 unless all of the Fixed Accumulation Units or all of the Variable Accumulation Units of a particular Sub-Account credited to the Accumulation Account are being converted. In addition, these conversions shall be subject to such terms and conditions as may be imposed by the Series Fund. Any conversion shall be made using the Accumulation Unit Values for the Valuation Period during which the request for conversion is received by the Company at its Annuity Service Mailing Address.

Contract Maintenance Charge

      Prior to the Annuity Commencement Date, at the end of each Contract Year, the Company will deduct from the value of the Accumulation Account a contract maintenance charge of $30 to reimburse it for administrative expenses relating to the Contract, the Fixed Account, the Variable Account and the Sub-Accounts. The contract maintenance charge will be deducted in equal amounts from the Fixed Account and each Sub-Account in which the Owner has Accumulation Units on the Contract Anniversary. If the Contract is surrendered for the full value of the Accumulation Account on other than the Contract Anniversary, the contract maintenance charge will be deducted in full at the time of such surrender. In no event will the portion of the contract maintenance charge that is deducted from the Fixed Account cause the value of a Contract's Fixed Accumulation Account (adjusted for any cash withdrawals) to increase by less than three percent (3%) per annum.

                    CASH WITHDRAWALS AND WITHDRAWAL CHARGES

Cash Withdrawals

      At any time before the Annuity Commencement Date and during the lifetime of the Annuitant, the Owner may elect to receive a cash withdrawal payment from the Company by filing with the Company a written election in such form as the Company may require. Any such election shall specify the amount of the cash withdrawal payment and will be effective on the date that it is received by the Company at its Annuity Service Mailing Address.

      The amount of the cash withdrawal payment may be equal to the total value of the Accumulation Account at the end of the Valuation Period during which the election becomes effective less the contract maintenance charge and any withdrawal charge which applies (a "full surrender"), or it may be for a lesser amount (a "partial withdrawal"). If a partial with-drawal is requested which would leave an Accumulation Account Value of less than the contract maintenance charge, then such partial withdrawal will be treated as a full surrender.

      The cash withdrawal payment will result in the cancellation of Accumulation Units with an aggregate value equal to the dollar amount of the cash withdrawal payment plus, if applicable, the contract maintenance charge and any withdrawal charge. Unless instructed to the contrary, the Company will cancel Fixed Accumulation Units and Variable Accumulation Units of the particular Sub-Accounts in the same proportion that the total value of Fixed Accumulation Units and Variable Accumulation units of the particular Sub-Accounts then credited to the Accumulation Account bear to the value of the Accumulation Account at the end of the Valuation Period during which the election becomes effective. Any cash withdrawal payment generally will be paid within seven (7) days from the date the election becomes effective, except as the Company may be permitted to defer any such payment in accordance with the Investment Company Act of 1940. The Company reserves the right to defer the payment of amounts withdrawn from the Fixed Account for a period not to exceed six (6) months from the date written request for such withdrawal is received by the Company at its Annuity Service Mailing Address.

Withdrawal Charges

      If a cash withdrawal payment is made, a withdrawal charge may be assessed by the Company. The amount of any withdrawal charge is determined as follows:

      Old Payments, new Payments and accumulated value: With respect to a particular Contract Year, "new Payments" are those Payments made in that Contract Year or in the six immediately preceding Contract Years; "old Payments" are those Payments not defined as new Payments; and "accumulated value" is the value of the Accumulation Account less the sum of old and new Payments.

      Order of liquidation: For purposes of a full surrender or partial withdrawal, the oldest previously unliquidated Payment will be deemed to have been liquidated first, then the next oldest, and so forth. Once all old and new Payments have been withdrawn, additional amounts withdrawn will be attributed to accumulated value.

      Maximum withdrawal amount without a withdrawal charge: The maximum amount that can be withdrawn without a withdrawal charge in a Contract Year is equal to the sum of: (a) any old Payments not already liquidated; and (b) 10% of any new Payments, irrespective of whether these new Payments have been liquidated.

      Amount subject to withdrawal charge: On a particular partial withdrawal or full surrender, the amount subject to a withdrawal charge will be the excess, if any, of (a) amounts liquidated from old and new Payments as specified in the "order of liquidation" section above) over (b) the remaining maximum withdrawal amount without a withdrawal charge at the time of the partial withdrawal or surrender.

      Withdrawal charge percentage: The withdrawal charge percentage varies according to the number of complete Contract Years between the Contract Year in which a Purchase Payment was credited to the Accumulation Account and the Contract Year in which it is withdrawn.

      Amount of withdrawal charge: The amount of the withdrawal charge is determined by multiplying the amount subject to the withdrawal charge by the withdrawal charge percentage(s) according to the following table.

                    Number of Complete   Withdrawal Charge
                      Contract Years        Percentage
                      --------------        ----------
                             0                  6%
                             1                  6
                             2                  5
                             3                  5
                             4                  4
                             5                  4
                             6                  3
                             7 or more          0

                                 DEATH BENEFIT

Death Benefit Provided by the Contract

      If the Annuitant dies while this Contract is in effect and before the Annuity Commencement Date, the Company, upon receipt of due proof of death of the Annuitant, will pay a death benefit to the Beneficiary in accordance with this "Death Benefit" provision. If there is no designated Beneficiary living on the date of death of the Annuitant, the Company will pay the death benefit upon receipt of due proof of the death of both the Annuitant and the designated Beneficiary in one sum to the Owner, or, if the Annuitant was the Owner, to the estate of the Owner/Annuitant. If the death of the Annuitant occurs on or after the Annuity Commencement Date, no death benefit will be payable under the Contract except as may be provided under the form of annuity elected.

Election and Effective Date of Election

      During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Owner may elect to have the value of the Accumulation Account applied under one or more of the Annuity Options in accordance with the Settlement Provisions to effect a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee after the death of the Annuitant. This election may be made or subsequently revoked by filing with the Company a written election or revocation of an election in such form as the Company may require. Any written election or revocation of an election of a method of settlement of the death benefit by the Owner will become effective on the date it is received by the Company at its Annuity Service Mailing Address.

      If no election of a method of settlement of the death benefit by the Owner is in effect on the date of death of the Annuitant, the Beneficiary may elect
(a) to receive the death benefit in the form of a cash payment, in which event the Accumulation Account will be cancelled, or (b) to have the value of the Accumulation Account applied under one or more of the Annuity Options in accordance with the Settlement Provisions to effect, on the Annuity Commencement Date determined in the section "Payment of Death Benefit" below, a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee. This election may be made by filing with the Company a written election in such form as the Company may require. Any written election of a method of settlement of the death benefit by the Beneficiary will become effective on the later of: (a) the date the election is received by the Company at its Annuity Service Mailing Address; or (b) the date due proof of the death of the Annuitant is received by the Company at its Annuity Service Mailing Address. If a written election by the Beneficiary is not received by the Company within sixty (60) days following the date due proof of the death of the Annuitant is received by the Company at its Annuity Service Mailing Address, the Beneficiary shall be deemed to have elected a cash payment as of the last day of the sixty (60) day period.

Payment of Death Benefit

      If the death benefit is to be paid in cash to the Beneficiary, payment will be made within seven (7) days of the date the election becomes effective or is deemed to become effective, except as the Company may be permitted to defer any such payment of amounts derived from the Variable Account in accordance with the Investment Company Act of 1940. If the death benefit is to be paid in one sum to the Owner, or, if the Annuitant was the Owner, to the estate of the deceased Owner/Annuitant, payment will be made within seven (7) days of the date due proof of the death of the Annuitant, the Owner, and/or the designated Beneficiary, as applicable, is received by the Company at its Annuity Service Mailing Address. If settlement under one or more of the Annuity Options is elected, the Annuity Commencement Date will be the first day of the second calendar month following the effective date or the deemed effective date of the election and the Contract's Accumulation Account will be maintained in effect until the Annuity Commencement Date. The Owner or Beneficiary, as applicable, may elect an Annuity Commencement Date later than that specified above, provided that such date is (a) the first day of a calendar month and (b) not later than the first day of the first month following the 85th birthday of the Owner or Beneficiary, as the case may be. If a later Annuity Commencement Date has been elected and the Owner or Beneficiary dies before this later Annuity Commencement Date, the Contract's accumulated value will be paid in cash to the estate or beneficiary, as appropriate, of the individual making the election.

Amount of Death Benefit

      The death benefit is equal to the greatest of (a) the Contract's Accumulation Account value; (b) the sum of all Purchase Payments made under the Contract less the sum of all cash withdrawal payments; or (c) the Contract's Accumulation Account value on the Seven Year Anniversary immediately preceding the date of death of the Annuitant, adjusted for any subsequent Purchase Payments, cash withdrawal payments and charges assessed between the immediately preceding Seven Year Anniversary and the date of death of the Annuitant. If (b) or (c) is operative, the Accumulation Account value will be increased by the excess of (b) or (c), as applicable, over (a) and the amount of the increase will be allocated to the Fixed Account and the Sub-Accounts based on the respective values of the Fixed Account and the Sub-Accounts on the date the amount of the death benefit is determined.

      The Accumulation Unit Values used in determining the amount of the death benefit under (a) above will be those for the Valuation Period during which due proof of death of the Annuitant is received by the Company at its Annuity Service Mailing Address if settlement is elected by the Owner under one or more of the Annuity Options or, if no election by the Owner is in effect, either the values for the Valuation Period during which an election by the Beneficiary either becomes effective or is deemed effective, or the values for the Valuation Period during which due proof of the death of both the Annuitant and the designated Beneficiary is received by the Company at its Annuity Service Mailing Address if the amount of the death benefit is to be paid in one sum to the deceased Owner/Annuitant's estate.

                             SETTLEMENT PROVISIONS

General

      On the Annuity Commencement Date, the adjusted value of the Accumulation Account as determined in accordance with the "Determination of Amount" provision will be applied, as specified by the Owner, under one or more of the Annuity Options provided in the Contract or under such other settlement options as may be agreed to by the Company.

      After the Annuity Commencement Date, no change of Annuity Option is permitted and no payments may be requested under the Cash Withdrawals and Withdrawal Charges provisions of the Contract. Exchanges of Variable Annuity Units are permitted.

Election and Effective Date of Election

      During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Owner may elect to have the adjusted value of the Accumulation Account applied on the Annuity Commencement Date under one or more of the Annuity Options provided in the Contract. The Owner may also change any election but any election or change of election must be effective at least thirty (30) days prior to the Annuity Commencement Date. This election or change of election may be made by filing with the Company a written election or change of election in such form as the Company may require. Any such election or change of election will become effective on the date it is received by the Company at its Annuity Service Mailing Address. If no such election is in effect on the 30th day prior to the Annuity Commencement Date, the adjusted value of the Accumulation Account will be applied under Annuity Option B, for a Life Annuity with 120 monthly payments certain. If more than one person is named as Annuitant, due to the designation of a co-annuitant, the adjusted value of the Accumulation Account will be applied on the Annuity Commencement Date under Annuity Option C with the survivor benefit to be fifty percent (50%) of the joint-life annuity payment and the co-annuitant to be the designated second person.

      Any such election may specify the proportion of the adjusted value of the Accumulation Account to be applied to the Fixed Account and the various Sub-Accounts. In the event the election does not so specify, then the portion of the adjusted value of the Accumulation Account to be applied to the Fixed Account and the various Sub-Accounts will be determined on a pro rata basis from the composition of the Accumulation Account on the Annuity Commencement Date.

      The Annuity Options in the Contract may also be elected by the Owner or the Beneficiary as provided in the section of the Contract entitled "Death Benefit".

Determination of Amount

      The adjusted value of the Accumulation Account of the Contract to be applied to provide a Variable Annuity or a Fixed Annuity or a combination of both, shall be equal to the value of the Accumulation Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date, minus the sum of any applicable premium or similar tax and a proportionate amount of the contract maintenance charge to reflect the time elapsed between the last Contract Anniversary and the day before the Annuity Commencement Date.

Effect of Annuity Commencement Date on Accumulation Account

      On the Annuity Commencement Date the Accumulation Account of this Contract will be cancelled.

Annuity Commencement Date

      The Annuity Commencement date is set forth on the Contract Specifications Page. This date may be changed from time to time by the Owner provided that each change is effective at least thirty (30) days prior to the then current Annuity Commencement Date and the new Annuity Commencement Date is a date which is: (1) at least thirty (30) days after the effective date of the change; (2) the first day of a month; and (3) not later than the first day of the first month following the Annuitant's 85th birthday. Any change of the Annuity Commencement Date may be made by filing with the Company a written designation of a new Annuity Commencement Date in such form as the Company may require. Any such change will become effective on the date the designation is received by the Company at its Annuity Service Mailing Address.

      The Annuity Commencement Date may also be changed by an election of a settlement option as provided in the section of the Contract entitled "Death Benefit".

Fixed Annuity Payments

      The dollar amount of each fixed annuity payment shall be determined in accordance with the Annuity Payment Rates found in the Contract which are based on a minimum guaranteed interest rate of 4% per year or, if more favorable to the Payee(s), in accordance with the Single Premium Immediate Settlement Rates published by the Company and in use on the Annuity Commencement Date.

Variable Annuity Payments

      The dollar amount of the first variable annuity payment shall be determined in accordance with the Annuity Payment Rates found in the Contract, which are based on an assumed interest rate of 4% per year.

      All variable annuity payments other than the first are determined by means of Annuity Units credited to the Contract. The number of Annuity Units to be credited in respect of a particular Sub-Account is determined by dividing that portion of the first variable annuity payment attributable to that Sub-Account by the Annuity Unit Value of that Sub-Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date. The number of Annuity Units of each particular Sub-Account credited to the Contract then remains fixed unless an exchange of Annuity Units is made pursuant to the "Exchange of Annuity Units" section. The dollar amount of each variable annuity payment after the first may increase, decrease or remain constant, and is equal to the sum of the amounts determined by multiplying the number of Annuity Units of a particular Sub-Account credited to the Contract by the Annuity Unit Value for the particular Sub-Account for the Valuation Period which ends immediately preceding the due date of each subsequent payment.

Annuity Unit Value

      The Annuity Unit Value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Annuity Unit Value for any subsequent Valuation Period is determined by multiplying the Annuity Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the current Valuation Period and then multiplying that product by a factor to neutralize the assumed interest rate of 4% per year used to establish the Annuity Payment Rates found in this Contract. The factor is 0.99989255 for a one day Valuation Period.

Exchange of Variable Annuity Units

      After the Annuity Commencement Date the Payee may, by filing a written request with the Company at its Annuity Service Mailing Address, exchange the value of a designated number of Annuity Units of particular Sub-Accounts then credited to the Contract into other Annuity Units, the value of which would be such that the dollar amount of an annuity payment made on the date of the exchange would be unaffected by the exchange. No more than twelve (12) exchanges may be made in any Contract Year.

      Exchanges may be made within the Variable Account only. Exchanges shall be made using the Annuity Unit Values for the Valuation Period during which the request for exchange is received by the Company at its Annuity Service Mailing Address.

Contract Maintenance Charge

      After the Annuity Commencement Date a contract maintenance charge amounting to $30 on an annual basis will be deducted pro rata from each annuity payment made during the year to reimburse the Company for administrative expenses relating to the Contract, the Fixed Account, the Variable Account and the Sub-Accounts.

Description of Annuity Options

      Annuity Options A, B and C are available on either a fixed annuity or a variable annuity basis. Annuity Options D and E are available on a fixed annuity basis only.

      Annuity Option A. Life Annuity: Monthly payments during the lifetime of the Payee.

      Annuity Option B. Life Annuity with 60, 120, 180 or 240 Monthly Payments
Certain: Monthly payments during the lifetime of the Payee and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain as elected.

      Annuity Option C. Joint and Survivor Annuity: Monthly payments payable during the joint lifetime of the Payee and the designated second person and during the lifetime of the survivor. During the lifetime of the survivor variable monthly payments, if any, will be determined using the percentage chosen at the time of the election of this option of the number of each type of Annuity Unit credited to the Contract and each fixed monthly payment, if any, will be equal to the same percentage of the fixed monthly payment payable during the joint lifetime of the Payee and the designated second person.

      Annuity Option D. Fixed Payments for a Specified Period Certain: Fixed payments for any specified period of time (at least five (5) years but not exceeding thirty (30) years), as elected.

      Annuity Option E. Fixed Payments: The amount applied to provide fixed payments in accordance with this Annuity Option will be held by the Company at interest. Fixed payments will be made in such amounts and at such times (at least over a period of five (5) years) as may be agreed upon with the Company and will continue until the amount held by the Company with interest is exhausted. The final payment will be for the balance remaining and may be less than the amount of each preceding payment. Interest will be credited yearly on the amount remaining unpaid at a rate which shall be determined by the Company from time to time but which shall not be less than 4% per year compounded annually. The rate so determined may be changed at any time and as often as may be determined by the Company, provided, however, that the rate may not be reduced more frequently than once during each calendar year.

Amounts Payable on Death of Payee

      In the event of the death of the Annuitant on or after the Annuity Commencement Date, the Company will pay the Beneficiary any remaining payments under any Annuity Option then in effect as they become due. If there is no designated Beneficiary then living, the Company will pay the amount specified in the Schedule below for any Annuity Option then in effect in one sum to the deceased Annuitant's estate. Any Beneficiary who becomes entitled to any remaining payments under any Annuity Option may elect to receive the amount specified in the Schedule below for such Option in one sum. In the event of the death of a Beneficiary who has become entitled to receive any remaining payments under any Annuity Option, the Company will pay the amount specified for such Option in the Schedule below in one sum to the deceased Beneficiary's estate. All payments made in one sum by the Company as provided in this paragraph are made in lieu of paying any remaining payments under any Annuity Option then in effect.

          Option                      Amount
          ------                      ------

            B     The discounted value of the remaining payments, if any, for the certain period.
            D     The discounted value of the remaining payments, if any, for the certain period.
            E     The unpaid balance of the proceeds and interest

      In the case of Option B the discounted value will be based, for payments being made on a variable basis, on interest compounded annually at the assumed interest rate and on the assumptions that the particular Annuity Unit Values applicable to the remaining payments will be the particular Annuity Unit Values for the Valuation Period which ends on the day before the date of the determination and that this value will remain unchanged thereafter.

      In the case of Options B and D for payments being made on a fixed basis, the discounted value will be based on the interest rate initially used by the Company to determine the amount of each payment.

Annuity Payment Rates

      The Annuity Payment Rates below show, for each $1,000 applied, the dollar amount of both (a) the first monthly variable annuity payment based on the assumed interest rate of 4% and (b) the monthly fixed annuity payment, when this payment is based on a minimum guaranteed interest rate of 4% per year.

      The mortality table used in determining the Annuity Payment Rates for Options A, B and C is the 1983 Individual Annuitant Mortality Table A. In using this mortality table, ages of Annuitants will be reduced by one year for Annuity Commencement Dates occurring during the 1990's, reduced two years for Annuity Commencement Dates occurring during the decade 2000-2009, and so on.

      The Annuity Payment Rates in the tables shown below reflect rates of mortality appropriate for Annuity Commencement Dates occurring during the 1980's. Thus, for Annuity Commencement Dates occurring during the 1980's the term "Adjusted Age", as used in the tables below, means actual age. "Adjusted Age" shall mean actual age less one year for Annuity Commencement Dates occurring during the 1990's, actual age less two years for Annuity Commencement Dates occurring in the decade 2000-2009, and so on.

      Adjusted ages will be determined based on the actual age(s) of Annuitant(s), in completed years and months, as of the Annuity Commencement Date. The tables below show Annuity Payment Rates for exact Adjusted Ages; rates for Adjusted Ages expressed in completed years and months will be based on straight line interpolation between the appropriate Annuity Payment Rates.

      The dollar amount of each annuity payment for any Adjusted Age or combination of Adjusted Ages not shown below or for any other form of Annuity Option agreed to by the Company will be quoted by the Company on request.

               AMOUNT OF FIRST MONTHLY ANNUITY PAYMENT PER $1,000
                              SINGLE LIFE ANNUITY

           OPTION A                        OPTION B
         LIFE ANNUITY          LIFE ANNUITY WITH PAYMENTS CERTAIN
                       60 Payments   120 Payments  180 Payments  240 Payments
Adjusted
 Age     Male  Female  Male  Female  Male  Female  Male Female   Male  Female
  20     3.69   3.60   3.69   3.60   3.69   3.59   3.68  3.59    3.68   3.59
  25     3.79   3.67   3.79   3.67   3.78   3.67   3.78  3.67    3.77   3.66
  30     3.91   3.77   3.91   3.76   3.90   3.76   3.90  3.76    3.88   3.75
  35     4.06   3.89   4.06   3.88   4.06   3.88   4.04  3.88    4.02   3.87
  40     4.27   4.04   4.26   4.04   4.25   4.03   4.23  4.02    4.20   4.01
  45     4.53   4.24   4.52   4.23   4.50   4.23   4.46  4.21    4.40   4.18
  50     4.86   4.50   4.85   4.49   4.81   4.47   4.74  4.45    4.65   4.40
  55     5.29   4.84   5.26   4.83   5.20   4.80   5.09  4.74    4.94   4.67
  60     5.86   5.29   5.82   5.27   5.70   5.22   5.51  5.12    5.24   4.98
  65     6.68   5.92   6.60   5.89   6.35   5.77   5.98  5.58    5.54   5.32
  70     7.82   6.81   7.64   6.74   7.14   6.50   6.47  6.12    5.77   5.63
  75     9.41   8.14   9.00   7.95   8.00   7.40   6.87  6.64    5.91   5.85
  80    11.68  10.12  10.72   9.61   8.81   8.38   7.14  7.03    5.98   5.96
  85    14.79  13.08  12.64  11.72   9.43   9.21   7.28  7.24    6.00   6.00

                                    OPTION C
                           JOINT AND SURVIVOR ANNUITY*

                                    Adjusted Age of Female
       Adjusted Age    ---------------------------------------------
         of Male        55        60        65        70       75
         -------        --        --        --        --       --
           55           4.76      4.96      5.19      5.46     5.75
           60           4.94      5.18      5.46      5.77     6.13
           65           5.15      5.43      5.76      6.15     6.59
           70           5.38      5.70      6.09      6.57     7.14
           75           5.62      5.98      6.45      7.02     7.73

                                    OPTION D
                     PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

       Years         Amount     Years     Amount    Years     Amount
        5            18.32       13       8.17       22        5.64
        6            15.56       14       7.72       23        5.49
        7            13.59       15       7.34       24        5.35
        8            12.12       16       7.00       25        5.22
        9            10.97       17       6.71       26        5.10
       10            10.06       18       6.44       27        5.00
       11             9.31       19       6.21       28        4.90
       12             8.69       20       6.00       29        4.80
                                 21       5.81       30        4.72

----------
* Table Based on Assumed Election of Joint and Two-Thirds Survivor Annuity.

                              OWNERSHIP PROVISIONS

Owner

      The Contract shall belong to the Owner. All Contract rights and privileges may be exercised by the Owner without the consent of the Beneficiary (other than an irrevocably designated beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in the Contract. The Annuitant becomes the Owner on and after the Annuity Commencement Date. The Beneficiary becomes the Owner on the death of the Annuitant.

Change of Ownership

      Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Annuitant provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code for the benefit of the Owner; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company. The Owner of a Non-Qualified Contract may change the ownership of the Contract during the lifetime of the Annuitant and prior to the Annuity Commencement Date. A change of ownership will not be binding upon the Company until written notification is received by the Company at its Annuity Service Mailing Address. When such notification is so received, the change will be effective as of the date on which the request for change was signed by the Owner, but the change will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change.

Death of Owner

      If the Owner of a Non-Qualified Contract dies before the Annuity Commencement Date, the death benefit must be either (1) distributed within five
(5) years after the date of death of the Owner, or (2) distributed over some period not greater than the life or expected life of the "designated beneficiary" as defined below, with annuity payments beginning within one (1) year after the date of death of the Owner. The amount of death benefit will be determined in accordance with the Amount of Death Benefit provision on page 14. The person named as Beneficiary shall be considered the "designated beneficiary" for the purposes of Section 72(s) of the Internal Revenue Code and if no person then living has been so named, then the Annuitant shall automatically be the "designated beneficiary" for this purpose. In all cases, no Owner or Beneficiary shall be entitled to exercise any rights prohibited by applicable federal income tax law. These mandatory distribution requirements will not apply where the Beneficiary is the spouse of the Owner; rather, in such a case the Contract may be continued in the name of the spouse as Owner. If the Owner/Annuitant dies on or after the Annuity Commencement Date and before the entire accumulation under the Contract has been distributed, the remaining portion of such accumulation, if any, must be distributed at least as rapidly as the method of distribution then in effect.

      Any distributions upon the death of the Owner of a Qualified Contract will be subject to the laws and regulations governing the particular retirement or deferred compensation plan in connection with which the Qualified Contract was issued.

Voting of Series Fund Shares

      The Company will vote Series Fund shares held by the Sub-Accounts at meetings of shareholders of the Series Fund, but will follow voting instructions received at least one day prior to each such meeting from persons having the right to give voting instructions. Series Fund shares for which no timely voting instructions are received will be voted by the Company in the same proportion as the shares for which instructions are received from persons having such voting rights.

      The Owner is the person having the right to give voting instructions prior to the Annuity Commencement date. On or after the Annuity Commencement Date, the Payee receiving or entitled to receive variable annuity payments is the person having such voting rights.

      Neither the Variable Account nor the Company is under any duty to inquire as to the instructions received or the authority of Owners or others to instruct the voting of Series Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners and Payees will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

      All Series Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each Owner and each Payee having the right to give voting instructions at least ten (10) days prior to each meeting of the shareholders of the Series Fund. The number of particular Series Fund shares as to which each such person is entitled to give instructions will be determined by the Company on a date not not more than ninety (90) days prior to each such meeting. Prior to the Annuity Commencement Date, the number of particular Series Fund shares as to which voting instructions may be given to the Company by the Owner is determined by dividing the value of all of the Variable Accumulation Units of the particular Sub-Account credited to the Accumulation Account of the Contract by the net asset value of one particular Series fund share as of the same date. On or after the Annuity Commencement Date, the number of particular Series Fund shares as to which such instructions may be given by a Payee is determined by dividing the reserve held by the Company in the particular Sub-Account by the net asset value of one particular Series Fund share as of the same date.

Periodic Reports

      The Company will send the Owner, or other such person having voting rights, at least once during each Contract Year, a statement showing the number, type and value of the Accumulation Units credited to the Contract and the cash withdrawal value of the Contract, which statement shall be accurate as of a date not more than two (2) months previous to the date of mailing. In addition, every person having voting rights will receive such reports or prospectuses concerning the Variable Account and the Series Fund as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. The Company will also send such statements reflecting transactions in the Accumulation Account as may be required by applicable laws, rules and regulations.

                             BENEFICIARY PROVISION

Designation and Change of Beneficiary

      The Beneficiary designation contained in the Application will remain in effect until changed. The interest of any Beneficiary is subject to the Beneficiary surviving the Annuitant.

      Subject to the rights of an irrevocably designated Beneficiary, the Owner may change or revoke the designation of a Beneficiary at any time while the Annuitant is living by filing with the Company a written beneficiary designation or revocation in such form as the Company may require. The change or revocation will not be binding upon the Company until it is received at the Annuity Service Mailing Address. When it is so received, the change or revocation will be effective as of the date on which the Beneficiary designation or revocation was signed, but the change or revocation will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change or revocation.

                               GENERAL PROVISIONS

Age and Sex Misstatement

      If any date of birth or sex, or both, has been mis-stated, the amounts payable pursuant to the Contract will be the amounts which would have been provided using the correct age or sex, or both. Any deficiency in the payments already made by the Company, plus interest at 4% per annum, shall be paid immediately and any excess in the payments already made by the Company, plus interest at 4% per annum, shall be charged against the benefits falling due after adjustment.

Contract

      The Contract is issued in consideration of the Application and payment of the first Purchase Payment. The Contract and the Application, a copy of which is attached, constitute the entire Contract. All statements made in the Application will be deemed representations and not warranties, and no statement will void the Contract or be used in defense to a claim under the Contract unless it is contained in the Application and a copy of the Application is attached at issue. Only the President, a Vice President, the Actuary or the Secretary of the Company has authority to agree on behalf of the Company to any alteration of the Contract or to any waiver of the rights or requirements of the Company.

Currency

      All amounts due under the Contract are payable in United States Dollars, lawful money of the United States of America.

Determination of Values

      The method of determination by the Company of the Net Investment Factor and the number and value of Accumulation Units and Annuity Units shall be conclusive upon the Owner, any Payee and any Beneficiary.

Governing Law

      This contract will be governed by the laws of the jurisdiction in which this contract is delivered. This contract's values are not less than the minimum required by any statute of the state in which this contract is delivered.

Guarantees

      Subject to the Net Investment Factor provision, the Company guarantees that the dollar amount of Variable Annuity payments made during the lifetime of the Payee(s) will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of the expense deductions provided for in this and other Contracts providing benefits which vary in accordance with the investment performance of the Sub-Accounts.


Incontestability

    This Contract is incontestable.

Modification

      Upon notice to the Owner or the Payee(s) the Contract may be modified by the Company, but only if such modification (i) is necessary to make the Contract comply with any law or regulation issued by a governmental agency to which the Company is subject or (ii) is necessary to assure continued qualification of the Contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or annuity contracts or (iii) is necessary to reflect a change in the operation of the Variable Accounts or the Sub-Accounts or (iv) provides additional Variable Account and/or fixed accumulations options. In the event of any such modification, the Company may make appropriate endorsement in this Contract to reflect such modification.

Nonparticipating

      The Contract is nonparticipating and will not share in any surplus earnings of the Company.

Payments and Values

      All payments and values that may be available under this Contract are not less than the minimum benefits required by the laws of the State of New York.

Payments by the Company

      All sums payable by the Company pursuant to the Contract are payable only at its Home Office or such other place as may be designated by the Company. The Company may require surrender of the Contract upon final payment of all sums payable by the Company pursuant to the Contract.

Proof of Age

      The Company shall have the right to require evidence of the age of any Payee under Annuity Options A, B and C prior to the Annuity Commencement Date.

Proof of Survival

      The Company shall have the right to require evidence of the survival of any Payee under Annuity Options A, B and C at the time any payment payable to such Payee is due.

Splitting Units

      The Company reserves the right to split or combine the value of the Variable Accumulation Units, the Fixed Accumulation Units, the Annuity Units or any of them. In effecting any such change in unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Contract.

Sun Life (N.Y.) Sun Life Insurance and Annuity Company of New York

Home Office:
80 Broad Street, 25th Floor
New York, New York 10004-2209

Annuity Service Mailing Address:
80 Broad Street, 25th Floor
New York, New York 10004-2209

    Flexible Payment Deferred Combination Variable and Fixed Annuity Contract
                       Sun Life (N.Y.) Variable Account B
                                Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT


NYVA87-MFS (REV)